Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated effective as of November 30, 2023 (the “Effective Date”), between First National Bank of Pennsylvania, having its principal place of business at One North Shore Center, 12 Federal Street, Pittsburgh, Pennsylvania 15212 (the “Employer”), and Gary L. Guerrieri, an individual (the “Executive”).
WITNESSETH:
WHEREAS, the Executive is presently employed by the Employer and the Employer desires to provide for the continued employment of the Executive, and the Executive desires to continue his employment with the Employer, all in accordance with the terms and subject to the conditions set forth in this amended and restated Agreement;
WHEREAS, the Executive and the Employer are parties to that certain Employment Agreement dated January 25, 2002, as amended December 29, 2008 and December 20, 2012 (the “Original Agreement”);
WHEREAS, the purposes of this amended and restated Agreement are to reflect various statutory and regulatory updates and revised business terms to the Original Agreement and to reaffirm the non-competition, non-solicitation and confidentiality covenants of the Original Agreement as stated herein; and
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Employer and the Executive, intending to be legally bound hereby, mutually agree as follows:
1.Employment. On the Effective Date, this Agreement shall supersede and replace the Original Agreement. On the Effective Date, the Executive shall continue to be employed by the Employer as the Chief Credit Officer (with such position described and any future positions to which the Executive is assigned or appointed by the Employer’s Board of Directors (the “Board”) or Employer) (the “Position”), in accordance with the terms and subject to the conditions set forth in this Agreement.
2.Term. The “Term” of this Agreement shall be the period commencing with the Effective Date and ending on the second one-year anniversary of the Effective Date; provided that, on the first anniversary of the Effective Date and on each subsequent anniversary thereafter (each, an “Extension Date”), the Term will be automatically extended by twelve (12) months (so that on each such Extension Date, the Agreement will have a remaining Term of two (2) years), unless either the Executive or the Board gives the other party written notice at least thirty (30) days in advance of an Extension Date that such automatic renewal shall cease as of the next succeeding Extension Date unless earlier terminated by the Employer for Cause (as defined herein), death or Permanent Disability (as defined herein). Unless otherwise provided in this Agreement or mutually agreed by the Employer and the Executive, all of the terms and conditions of this Agreement shall continue in full force and effect throughout the Term and, with respect to those terms and conditions that apply after the Term, those terms and conditions shall continue in full force and effect after the Term.

3.Duties. (a) During the Term, the Executive shall serve in the Position and perform all duties and services commensurate with the Position, and such other duties reasonably assigned or delegated to him under the By-laws of the Employer or from time to time by the Board or the Employer’s Chief Executive Officer and consistent with the Position. The Executive shall devote all of the Executive’s business time and attention to the performance of the Executive’s duties under this Agreement and, during the Term, the Executive shall not engage in any other business enterprise that requires any significant amount of the Executive’s personal time or attention, unless the Board gives him its prior written permission. The Executive will at all times comply with all applicable laws pertaining to the performance of this Agreement, and strictly adhere to and obey all of the ethical rules, regulations, policies, codes of conduct, procedures and instructions in effect from time to time relating to the conduct of employees of the Employer and/or its Affiliates (as defined below). The foregoing provision shall not prevent the Executive’s purchase, ownership or sale of any interest in any business that does not compete with the business of the Employer, or its Affiliates, or the Executive’s involvement in charitable or community activities, provided, that (i) the time and attention that the Executive devotes to such business and charitable or community activities does not interfere with the performance of his duties under this Agreement, (ii) a material portion of the time devoted by the Executive to charitable or community activities is devoted to charitable or community activities within the Employer’s market area, and (iii) such conduct complies in all material respects with applicable policies of the Employer and its Affiliates.
(b)    For purposes of this Agreement, the term “Affiliate” includes (i) a corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code of 1986 as amended (the “Code”) as the Employer, (ii) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Employer, (iii) any organization (whether or not incorporated) that is a member of an affiliated service group (within the meaning of Section 414(m) of the Code) that includes the Employer, a corporation described in clause (i) of this paragraph or a trade or business described in clause (ii) of this paragraph, and (iv) any other entity that is required to be aggregated with the Employer pursuant to regulations promulgated under Section 414(o) of the Code.
4.Compensation. For all services to be rendered by the Executive under this Agreement:
(a)The Employer shall pay the Executive a base salary (the “Base Salary”) at an annual rate of Five Hundred Nine Thousand Dollars ($509,000.00). The Employer, the Board or the Compensation Committee of the Board shall annually review the amount of the Executive’s Base Salary and may increase such Base Salary for the following year to such amount as the Board or Compensation Committee may determine in its sole discretion. Such adjusted annual salary then shall become the Executive’s Base Salary for purposes of this Agreement. Such Base Salary and other compensation shall be payable in accordance with the Employer’s normal payroll practices as in effect from time to time.
(b)Bonus. The Executive shall be entitled to receive from the Employer, in accordance with applicable policies of the Employer relating to incentive compensation for executive officers, an annual bonus (the “Bonus”), under the terms of the F.N.B. Corporation 2022 Incentive Compensation Plan or any successor plan, at the same time and in the same form as bonuses are paid to other senior executive officers of the Employer. The Board shall determine the amount of any such Bonus, in its sole discretion, based upon the performance of the Employer and the contributions of the Executive to such performance. The Employer will pay the Bonus within the period ending on the 15th day of the third month following the end of the Employer’s fiscal year, but in no event after the close of the Employer’s fiscal year following the year the Bonus is earned.

(c)Benefits. The compensation provided in this paragraph 4 shall be in addition to such rights as the Executive may have, during the Executive’s employment under this Agreement or thereafter, to participate in and receive benefits from or under any employee benefit plans the Employer or its Affiliates may in their discretion establish or maintain for their employees or executives, including but not limited to, the 401(k) plan, retirement income plan, incentive plan and group health insurance, life insurance and disability insurance plans, to the extent any such plan is available to executives generally. To the extent any of such benefits are taxable to the Executive, the Executive shall be solely responsible for such taxes.
(d)Expenses. The Employer shall promptly reimburse the Executive for (i) all reasonable expenses paid or incurred by the Executive in connection with the performance of the Executive’s duties and responsibilities under this Agreement, upon presentation of expense vouchers or other appropriate documentation in accordance with the Employer’s policies, and (ii) all reasonable professional expenses, such as licenses and dues and professional educational expenses, approved by the Chief Executive Officer of the Employer and paid or incurred by the Executive during the Term. All reimbursement and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Section 409A of the Code (“Section 409A”), including, where applicable, the requirement that (i) any reimbursement will be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(e)Vacation. The Executive shall be entitled to a number of days of paid vacation leave during each calendar year consistent with the Employee’s written vacation policy, as it exists from time to time, to be taken at such time or times as the Executive and the Employer shall mutually determine. Earned but unused vacation shall be accrued in accordance with the Employer’s written vacation policy.
5.Termination of Employment.
(a)The Employer shall have the right to terminate the Executive’s employment under this Agreement at any time during the Term, for Cause, for other than Cause, or on account of the Executive’s Permanent Disability. The Executive’s employment under this Agreement shall automatically terminate upon the Executive’s death during the Term. As used in this Agreement:

(i) “Cause” shall mean the Executive’s (A) willful and continued failure substantially to perform his material duties with the Employer as set forth in this Agreement, or the commission of any activities constituting a violation or breach under any federal, state or local law or regulation applicable to the activities of the Employer or its Affiliates, in each case, after notice thereof from the Employer to the Executive and a reasonable opportunity for the Executive to cease such failure, breach or violation in all respects (where possible), (B) fraud, breach of fiduciary duty, dishonesty, misappropriation or other willful actions that cause damage to the property or business of the Employer or its Affiliates, (C) repeated absences from work such that he is unable to perform his duties under this Agreement other than due to physical or mental impairment or illness, (D) admission or conviction of, or plea of nolo contendere to, any crime referenced in Section 19 of the Federal Deposit Insurance Act that, in the reasonable judgment of the Board, adversely affects the Employer’s or its Affiliate’s reputation or the Executive’s ability to carry out his obligations under this Agreement, (E) loss of any license or registration that is necessary for the Executive to perform his duties under this Agreement, (F) failure to cooperate with the Employer in any internal investigation or administrative, regulatory or judicial proceeding, after notice thereof from the Employer to the Executive and a reasonable opportunity for the Executive to cure such non-cooperation or, (G) act or omission by the Executive in willful violation or willful disregard of the Employer’s policies, including but not limited to the Employer’s harassment and discrimination policies and codes of conduct then in effect, in such a manner as to cause loss, damage or injury to the property, reputation or employees of the Employer, or its Affiliates. In addition, the Executive’s employment shall be deemed to have terminated for Cause if, after the Executive’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause. For purposes of this Agreement, no act or failure to act on the Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission would have no material adverse effect on the Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Employer and brought to the attention of the Executive in writing shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Employer.
(ii) “Permanent Disability” shall mean that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by a licensed physician or approved by the Board; provided, however, that in order to terminate the Executive’s employment under this Agreement on account of Permanent Disability, the Employer must provide the Executive with written notice of the Board’s determination to terminate the Executive’s employment under this Agreement for reason of Permanent Disability not less than thirty (30) days prior to such termination, which notice shall specify the Termination Date. Until the specified Termination Date by reason of Permanent Disability, the Executive shall continue to receive compensation at the rates set forth in paragraph 4. No termination of the Executive’s employment under this Agreement because of Permanent Disability shall impair any rights of the Executive under any life or disability insurance policy maintained by the Employer or its Affiliates.
(iii) “Termination Date” shall mean the date specified in a written notice from the Board to the Executive, or to the Board from the Executive, given in accordance with the provisions of paragraph 14, except as otherwise agreed by the parties or as otherwise specifically provided in this Agreement.

(b) Accrued Obligations. Upon the Executive’s employment termination for any reason, the Employer shall pay to the Executive (or to the Executive’s representative or estate, in the event of his death or Permanent Disability), within ten (10) days after the Termination Date, an amount equal to the sum of (i) the Executive’s Base Salary accrued through the Termination Date except as provided in clause (iii), (ii) any Bonus earned as of the Termination Date under the Employer’s bonus program, but not yet paid to the Executive, (iii) any amounts payable under any of the employee benefit plans of the Employer or its Affiliates, which are payable in accordance with the terms of such plans, (iv) any accrued but unpaid vacation, in accordance with the terms of the Employer’s vacation plan, and (v) any unreimbursed business expenses incurred by the Executive on the Employer’s behalf, in accordance with the Employer’s reimbursement policies. Such payments, rights and benefits described in clauses (i) through (v) of this paragraph are collectively referred to herein as the “Accrued Obligations.”
(c) Severance Benefits. If the Employer terminates the Executive’s employment under this Agreement for any reason other than for Cause the Employer shall pay or provide to the Executive, promptly after the Termination Date, the severance benefits described in subparagraphs (i), (ii) and (iii) below, subject to the conditions in subparagraphs (iv) through (vii) below:
(i) Provided that the Executive timely and properly elects continuation coverage under Code Section 4980B (“COBRA”), the Employer shall reimburse the Executive for an amount equal to the monthly COBRA premium for the Executive and his covered dependents, to the same extent as the Employer contributed to such premium while the Executive was an active employee, for the period beginning on the Termination Date and ending on the earlier of (A) the later of (x) the expiration of the Executive’s, or his applicable dependents, as the case may be, COBRA coverage or (y) the twenty-four month anniversary of the Executive’s separation from service, provided that the date specified in subclause (B) has not occurred and Executive has exhausted available COBRA coverage for reasons other than non-payment, or (B) the date the Executive or such dependents, as the case may be, first become eligible for coverage under another group health plan of another employer. Nothing in the foregoing sentence shall require the Employer to allow Executive or his eligible dependents to continue participation under the Employer’s group health plan following the end of the maximum period of continuation coverage available under COBRA. To the extent these reimbursements are subject to Section 409A, then such expenses must be incurred before the last day of the second taxable year following the taxable year in which the termination occurred, provided that any reimbursement for such expenses be paid before the Executive’s third taxable year following the taxable year in which the termination occurred. Notwithstanding the foregoing, if at any time the provision of such reimbursements is or becomes prohibited by applicable law, as determined by the Employer in its sole reasonable discretion, the parties shall cooperate in good faith to reform this provision to conform to applicable law but provide, to the extent practicable, a similar benefit to the Executive.

(ii) The Employer shall continue to pay the Executive, for twenty-four months (the “Subsequent Period”), the Executive’s Base Salary as of the Termination Date, in accordance with the Employer’s generally applicable payroll policies, commencing on the first regularly scheduled payroll date following the 60-day anniversary of the Executive’s separation from service, with the first installment including the amounts for the first two months following separation from service, subject to subparagraph (vi); and
(iii) The Employer shall pay the Executive an aggregate amount equal to two times the Executive’s Average Annual Bonus, whether paid in cash, FNB common stock or other form, but excluding any payments or accruals under the Employers’ long-term incentive plans, divided into equal installments, payable on regularly scheduled payroll dates consistent with Company’s payroll practices for the duration of the Subsequent Period. For purposes of this subparagraph, the Executive’s Average Annual Bonus shall mean an amount determined by dividing the total of the annual amounts paid to the Executive as a Bonus for the last three completed fiscal years ending within the Term by three or, if less than three (3) completed years, the total annual amount paid to the Executive as a Bonus for the lesser number of completed years divided by the lesser number of completed years.
(iv) Prior to receiving any payment, coverage or benefit as provided in this paragraph 5(c), the Executive shall execute and deliver a Release within sixty (60) days following separation to the Employer in the form provided by the Employer.
(v) If the Employer is obligated to pay amounts or provide benefits to the Executive under this paragraph 5(c), the Executive shall not be entitled to severance under any other employee benefit plan of the Employer or its Affiliates.
(vi) Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A 6. To the extent the Executive would otherwise be entitled to any payment or benefit that under this Agreement constitutes “deferred compensation” subject to Section 409A and that if paid or provided during the six (6) months beginning on the date of the Executive’s separation from service would be subject to the Section 409A additional tax because the Executive is a “Specified Employee” (within the meaning of subparagraph (vii) below and as determined by the Employers) the payment or benefit will be accumulated and paid or provided (or will commence being paid or provided, as applicable) to the Executive on the earlier of (i) the first day of the seventh (7th) month following the Executive’s date of separation from service or (ii) the Executive’s death.
(vii) For purposes of this Agreement, “Specified Employee” has the meaning given that term in Section 409A and Treas. Reg. 1.409A-1(i) (or any similar or successor provisions). The Employer’s “specified employee identification date” (as described in Treas. Reg. 1.409A-1(i) (3)) will be December 31 of each year, and the Employer’s “specified employee effective date” (as described in Treas. Reg. 1.409A-1(c)(i)(4) or any similar or successor provisions) will be February 1 of each succeeding year.

(d) Termination by the Executive. The Executive may terminate his employment during the Term upon thirty (30) days prior written notice to the Board (for other than Good Reason following a Change in Control as provided in Section 6). In such event, the Executive’s employment shall terminate as of the Termination Date and the obligations of the Employer hereunder shall be deemed fully satisfied, except that the Executive shall be entitled to the Accrued Obligations.
(e) Termination for Death or Permanent Disability. If the Employer terminates the Executive’s employment under this Agreement because of the Permanent Disability of the Executive, or in the event of the Executive’s death, the Employer shall pay the Accrued Obligations to the Executive or his estate. If the Employer terminates the Executive’s employment under this Agreement because of the Executive’s Permanent Disability, the Employer shall continue to pay the amounts in (i) and (ii) below:
(i) Until the one-year anniversary of the termination of the Executive’s employment due to the Executive’s Permanent Disability, an amount equal to one hundred percent (100%) the Executive’s Base Salary, less the amount paid or payable to or on behalf of the Executive under any life and/or disability insurance coverage provided or paid for by the Employer or its Affiliates;
(ii) Thereafter, until the end of the Executive’s Permanent Disability or death, an amount equal to sixty percent (60%) of the Executive’s Base Salary, less the amount paid or payable to or on behalf of the Executive under any life and/or disability insurance coverage provided or paid for by the Employer or its Affiliates.
(iii) Any amounts payable to the Executive under clauses (i) or (ii) above shall be paid in accordance with the Employer’s normal payroll practices as in effect from time to time commencing on the first regularly scheduled payroll date following the 60-day anniversary of the Executive’s separation from service. Notwithstanding the foregoing, the Executive’s right to such payments shall be contingent upon the Executive’s execution and non-revocation of a release of all claims against Employer and its Affiliates within 60 days following separation, in the form of Appendix A hereto.
(iv) Notwithstanding the foregoing, if the Executive is a Specified Employee as of the Executive’s termination date, the Six-Month Delay Rule, as well as the exceptions thereto set forth in paragraph 5(c)(vi), shall apply, as applicable.
(f) Termination For Cause. If the Employer terminates the Executive’s employment under this Agreement for Cause or the Executive terminates his employment under this Agreement for any reason other than Good Reason following a Change in Control as provided in Section 6, the sole obligation of the Employer to the Executive under this Agreement or otherwise shall be to pay the Accrued Obligations to the Executive.
(g) No Limitation on Benefit Plans. No provision of this Agreement shall adversely affect any vested rights of the Executive under any qualified or nonqualified employee benefit plan of the Employer or its Affiliates that may be established in the future; provided, however, upon the Termination Date, all future vesting of the Executive’s rights under any such plan shall cease.

(h) Section 409A Compliance. In the event that the independent registered public accounting firm of the Employer or the Internal Revenue Service determines that any payment, coverage or benefit due or owing to the Executive pursuant to this Agreement is subject to the excise tax imposed by Section 409A or any successor provision thereof or any interest or penalties, including interest imposed under Section 409(A)(1)(B)(i)(I), incurred by the Executive as a result of the application of such provision, the parties shall take such actions as are necessary to prevent application of the excise tax, including revisions to the Agreement to comply with Section 409A.
(i) Upon termination of the Executive’s employment for any reason, the Executive shall deliver to the Board his resignation from all offices, directorships and positions with the Employer, and its Affiliates, and shall be deemed to have resigned from all offices and fiduciary positions with any employee benefit plans maintained by the Employer or any of its Affiliates.
6.Change in Control. Upon a Change in Control, the Term specified in paragraph 2 shall continue until at least the second anniversary of the Change in Control.
(a)If, on or after a Change in Control and before the second anniversary of the Change in Control, the Employer terminates the Executive’s employment under this Agreement for any reason other than for Cause, or the Executive terminates his employment under this Agreement for Good Reason, the Employer shall pay or provide to the Executive, promptly after the Termination Date, the severance benefits described in subparagraphs 5(c)(i), (ii) and (iii) above, subject to subparagraphs 5(c) (iv) through (vii) above, with the following modifications:
(i) If the Change in Control is also a “change in the ownership or effective control” of the Employer or a “change in the ownership of a substantial portion of the assets” of the Employer, in each case as defined in Treas. Reg. §1.409A-3(i)(v), the Employer will pay the total amount of the Base Salary and Average Annual Bonus payments that would have been paid to the Executive during the Subsequent Period under subparagraphs 5(c)(ii) and (iii) above, in a single lump sum within 15 business days of the Termination Date. (All other payments will be made as provided for in subparagraph 5(c).)
(ii) The non-competition restrictions of subparagraph 9(b)(i) shall not apply to the Executive after the Termination Date.
(b)For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred on the first of the following: (i) a merger or consolidation of F.N.B. Corporation with another corporation, and as a result of such merger or consolidation, the shareholders of F.N.B. Corporation as of the day preceding such transaction will own less than fifty-one percent (51%) of the outstanding voting securities of the surviving corporation, (ii) a sale or exchange (in a single transaction or series of related transactions) of eighty percent (80%) or more of the Common Stock of F.N.B. Corporation for securities of another entity in which shareholders of F.N.B. Corporation will own less than fifty-one percent (51%) of such entity’s outstanding voting securities, or (iii) the sale of a substantial portion of the assets of the Employer or its Affiliates (including the capital stock F.N.B. Corporation owns in the Employer) to an unrelated third party.

(c)“Good Reason” shall mean, in each case any one or more of the following events or conditions occurring within two years following a Change in Control, as defined in Section 6(b), occurring after the date of this Agreement, without the Executive’s consent: (A) a material diminution in the Executive’s Base Salary; (B) a material diminution of the Executive’s authority, duties, or responsibilities; (C) a material diminution of the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report; (D) a material diminution of the budget over which Executive retains authority; (E) a relocation of the Executive’s primary office more than fifty (50) miles from Pittsburgh, Pennsylvania, or assigning to the Executive duties that would reasonably require such relocation (not including travel normally incidental and reasonably necessary to the business of the Employer and the duties of the Executive under this Agreement); or (F) any other action or inaction that constitutes a material breach by the Employer of this Agreement that adversely impacts the Executive. The Executive must provide written notice to the Employer of the existence of the event or condition described above within ninety (90) days of the initial occurrence of the event or existence of the condition alleged to constitute “Good Reason” under this Agreement. Upon such notice, the Employer shall have a period of thirty (30) days during which it or they may remedy the condition. The Executive’s separation from service for Good Reason must occur within the earlier of (i) one hundred eighty (180) days following the initial existence of the Good Reason condition and (ii) two years following the occurrence of the Change in Control.
(d)Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control, whether pursuant to the terms of this Agreement or any other plan arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person such as to require attribution of stock ownership between the parties under Section 318(a) of the Code (all such payments and benefits, including the severance payments described in this Section 6 (the “Severance Payments”), being hereinafter called “Total Payments”) would be subject, in whole or in part, to any excise tax imposed under Section 4999 of the Code, then, after taking into account any reduction in the Total Payments provided in such other plan, arrangement or agreement, the cash Severance Payments shall first be reduced, and the noncash Severance Payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced, and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments, is greater than or equal to (B) the net amount of such Total Payments without such reduction, but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments. For purposes of determining whether and the extent to which the Total Payments will be subject to Excise Tax:
(i) No portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account;

(ii) No portion of the Total Payments shall be taken into account which, in the opinion of tax counsel selected by the Company before the Change in Control (“Tax Counsel”) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code, and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the base amount, as defined in Section 280G(b)(3) of the Code, allocable to such reasonable compensation;
(iii) The value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the accounting firm which was, immediately prior to the Change in Control, the Company’s registered public accounting firm (the “Auditor”) in accordance with the principles of Sections 280G(d)(3) and (4) of the Code; and
(iv) At the time that payments are made under this Agreement, the Company shall provide the Executive with a copy of the Auditor’s calculations setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any written opinions the Company has received from Tax Counsel or the Auditor with respect to the calculations.
7.Indemnification. The Executive shall at all times during his employment by the Employer and thereafter, be indemnified by the Employer to the fullest extent permitted by applicable law, for any matter in any way relating to the Executive’s affiliation with the Employer, or its Affiliates; provided, however, that if the Executive’s employment shall have been terminated by the Employer for Cause, then, to the extent indemnification is prohibited by law, the Employer shall have no obligation whatsoever to indemnify the Executive for any claim arising out of the matter for which his employment shall have been terminated for Cause or for any conduct of the Executive not within the scope of the Executive’s duties under this Agreement. During the Term, the Employer agrees to maintain the Executive as an insured party on all directors’ and officers’ insurance policies maintained by the Employer for the benefit of its directors and officers on at least the same basis as all other covered individuals.
8.Confidential Information. The Executive understands that in the course of his employment by the Employer the Executive will receive Confidential Information concerning the business of the Employer, and its Affiliates and that the Employer desires to protect. The Executive agrees that he will not at any time during or after the period of his employment by the Employer, reveal to anyone outside the Employer, or use for his own benefit, any such information that has been designated as confidential by the Employer or understood by the Executive to be confidential, without specific written authorization by the Board. The Executive shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Employer, or its Affiliates in connection with their business, including but not limited to (i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) analysis, (v) drawings, photographs and reports, (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customers and clients and customer or client lists, (xii) copyrightable works, (xiii) all technology and trade secrets, (xiv) business plans and financial models, and (xv) all similar and related information in whatever form. Upon termination of the employment of the Executive under this Agreement, or upon any written request of the Board, the Executive shall promptly deliver to the Employer any and all written materials, records and documents, including all copies thereof, made by the Executive or coming into his possession during or after the period of his employment by the Employer and retained by the Executive containing or concerning confidential information of the Employer and all other written materials furnished to and retained by the Executive by the Employer for his use during the Term, including all copies thereof, whether of a confidential nature or otherwise.
9.Restrictive Covenants. The covenants contained in this Section are reaffirmed from the Original Agreement as stated herein.

(a)For the purposes of this Agreement, the term “Competitive Enterprise” shall mean any federal or state-chartered bank, trust company, savings and loan association, savings bank, credit union, consumer finance company, bank holding company, savings and loan holding company, unitary holding company, financial holding company or any of the foregoing types of entities in the process of organization or application for federal or state regulatory approval and shall also include other providers of financial services and entities that offer financial services or products that compete with the financial services and products currently or in the future offered by the Employer, or its respective subsidiaries or Affiliates.
(b)For a period of two years (the “Restricted Period”) immediately following the Termination Date under this Agreement for any reason, the Executive shall not, provided that the Employer remains in compliance with its obligations under this Agreement:
(i) serve as a director, officer, employee or agent of, or act as a consultant or advisor to, any Competitive Enterprise in any city or county in which the Employer, or its respective subsidiaries or Affiliates, at the time of termination of Executive’s employment conduct significant business or maintain an office or have publicly announced their intention to conduct significant business or maintain an office;
(ii) in any way, directly or indirectly, solicit, divert or contact any existing or potential customer or business of the Employer, or any of its respective subsidiaries or Affiliates that the Executive solicited, became aware of or transacted business with during the employment of the Executive by the Employer for the purpose of selling any financial services or products that compete with the financial services or products offered by the Employer as of the Termination Date, or its respective subsidiaries and Affiliates; or
(iii) solicit or assist in the employment of any employee of the Employer, or its Affiliates for the purpose of becoming an employee of or otherwise provide services for any Competitive Enterprise.

(iv) Notwithstanding the foregoing, if the Executive is entitled to severance payments and benefits under paragraph 5(c) of this Agreement, he may elect in writing to waive any remaining payments and benefits in exchange for the Company’s waiver of the restrictions of paragraph 9(b)(i) above.
(c)The Executive agrees that during or after the period of his employment by the Employer, he shall not make in any way, directly or indirectly, any oral or written statement, comment or other communication designed or intended to impugn, disparage or otherwise malign the reputation, ethics, competency, morality or qualification of the Employer, or any of its respective subsidiaries or Affiliates or any of their respective directors, officers, employees or customers. On their part, the Employer and its respective subsidiaries or Affiliates, including their employees and agents, agree to a corresponding non-disparagement pledge with regard to the Executive and his job performance, qualifications, abilities and character and that it and they in no way will depict him in any negative manner.
(d)The Executive agrees that all materials, inventions, discoveries, improvements or the like that the Executive, individually or with others, may originate, develop or reduce to practice while employed with the Employer (individually, a “Creation” and collectively, the “Creations”) shall, as between the Employer and the Executive, belong to and be the sole property of the Employer. The Executive hereby waives any and all “moral rights,” including, but not limited to, any right to identification of authorship, right of approval on modifications or limitation on subsequent modification, that the Executive may have in respect of any Creation. The Executive further agrees, without further consideration, to promptly disclose each such Creation to the Board and to such other individuals as the Board may direct. The Executive further agrees to execute and to join others in executing such applications, assignments and other documents as may be necessary or convenient to vest in the Employer or any client of the Employer, as appropriate, full title to each such Creation and as may be reasonably necessary or convenient to obtain United States and foreign patents or copyrights thereon to the extent the Employer or any client of the Employer, as appropriate, may choose. The Executive further agrees to testify in any legal or administrative proceeding relative to any such Creation whenever requested to do so by the Employer, provided that the Employer agrees to reimburse the Executive for any reasonable expenses incurred in providing such testimony.
(e)The Executive agrees that following his termination of employment and during any period that he is receiving payments or benefits under paragraph 5(c) of this Agreement, he will be available on a reasonable basis consistent with and subject to the Executive’s other responsibilities to assist the Employer or its Affiliates, and will upon request assist the Employer or its Affiliates, (i) as necessary to ensure the orderly transition of his duties and responsibilities and (ii) in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened involving the Employer. Such assistance shall include, but not by way of limitation, attending meetings with and truthfully and completely answering questions posed by representatives of the Employer. The Employer shall reimburse the Executive for his reasonable and necessary expenses incurred at the request of the Employer upon submission of appropriate supporting documents,
(f)The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon the Executive or are otherwise invalid, for whatsoever cause, then the court so holding is hereby authorized to (i) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (ii) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.

10.Section 409A Compliance. Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to be exempt from or, in the alternative, comply with Section 409A and the interpretive guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions. The Agreement shall be construed and interpreted in accordance with such intent.
11.Representation and Warranty of the Executive. The Executive represents and warrants that he is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent his entry into the employ of the Employer or his performance of the terms of this Agreement.
12.Entire Agreement; Amendment. This Agreement contains the entire agreement between the Employer and the Executive with respect to the subject matter of this Agreement and supersedes the Original Agreement, excepting the non-competition and non-solicitation covenants that have continued without interruption from the Original Agreement, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the parties hereto.
13.Assignability. This Agreement shall be binding upon, and inure to the benefit of, the Employer and its successors and assigns under this Agreement. This Agreement shall not be assignable by the Executive, but shall inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives. The Employer shall require any subsequent successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.
14.Notice. Any notice that may be given under this Agreement shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, one day after mailing by registered or certified mail, return receipt requested, or if delivered by an overnight delivery service, one day after the notice is delivered to such service, to either party hereto at their respective addresses stated above, or at such other address as either party may by similar notice designate.
15.Specific Performance. The Executive acknowledges that in the event that his employment with the Employer terminates for any reason, he will be able to earn a livelihood without violating the restrictions of paragraphs 8 and 9, and that his ability to earn a livelihood without violating such restrictions is a material condition to his employment with the Employer. The Executive acknowledges that compliance with the covenants set forth in paragraphs 8 and 9 is necessary to protect the business, goodwill and Confidential Information of the Employer, or its Affiliates and their clients and customers, and that a breach of these restrictions will irreparably and continually damage the Employer, or its Affiliates or their clients and customers for which money damages may not be adequate. Consequently, the Executive agrees that, in the event that he breaches or threatens to breach any of these covenants, the Employer shall be entitled to a temporary, preliminary or permanent injunction in order to prevent the continuation of such harm without any obligation to post a bond. In addition, without limiting the Employer’s remedies for any breach of any restriction on the Executive set forth in paragraphs 8 or 9 hereof, except as required by law, the obligation of the Employer to pay any amounts payable to the Executive under paragraph 5 of this Agreement is contingent upon Executive’s acting in accordance with the covenants of paragraphs 8 and 9 and in the event of any breach of such obligations, the Employer’s obligation to make further payments shall terminate and the Employer shall be entitled to recoup from the Executive all payments previously made to the Executive under paragraph 5 when and for any week in which a court, jury and/or arbitrator finds that the Executive violated any such obligation. Nothing in this Agreement, however, shall be construed to prohibit the Employer from also pursuing any other remedy, the parties having agreed that all remedies are to be cumulative. The parties expressly agree that the Employer may, in its sole discretion, choose to enforce the covenants in paragraphs 8 and 9 hereof in part or to enforce any of said covenants to a lesser extent than that set forth herein.
16.No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties (and the Executive’s heirs, executors, administrators and legal representatives) any rights or remedies of any nature under or by reason of this Agreement.
17.Mitigation. Except as specifically provided in subparagraph 5(c)(i), the Executive shall not be required to mitigate the amount of any payment provided in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits payable after the termination of this Agreement.
18.Waiver of Breach. The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.
19.No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this paragraph 19 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled hereto.

20.Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision, or any part thereof, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained herein unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained herein to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Agreement.
21.Survival. Any provision of this Agreement that provides a benefit to the Executive and that by the express terms hereof does not terminate upon the expiration of the Term shall survive the expiration of the Term and shall remain binding upon the Employer until such time as such benefits are paid in full to the Executive or his estate. Notwithstanding any other provision of this Agreement, the Executive’s obligations in paragraphs 8, 9, 15 and 22 shall survive the termination of this Agreement.
22.Construction and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), the Executive and the Employer agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Allegheny County, Pennsylvania in accordance with the AAA’s National Rules for the Resolution of Employment Disputes, provided, however, that this arbitration provision shall not apply to, and the Employer shall be free to seek, injunctive or other equitable relief with respect to any actual or threatened breach or violation by the Executive of his obligations under paragraphs 8 and 9 hereof in any court having appropriate jurisdiction. The Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of a covered dispute.
23.Voluntary Agreement. The Executive and the Employer represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement, with the legal, tax and other advisor and advisors of such party’s choice before executing this Agreement, and have been fully advised as to same. The Executive acknowledges that the Employer has made no representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement. This Agreement has been fully and freely negotiated by the parties hereto, shall be considered as having been drafted jointly by the parties hereto, and shall be interpreted and construed as if so drafted, without construction in favor of or against any party on account of its or his participation in the drafting hereof. The arbitrator may, but is not required, to order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement.

24.Withholding and Offset. The Employer may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law. The Executive further agrees that (i) any sums owed (or owing in the future) to the Employer or its Affiliates by the Executive may be deducted from the Executive’s paychecks (or any bonus checks) in amounts that are in accordance with applicable law, (ii) any sums owed under the Executive’s Employer-provided charge card upon the termination of the Executive’s employment (for whatever reason) may be deducted by the Employer or its Affiliates from any outstanding paycheck in amounts that are in accordance with applicable law and make the Employer-provided charge card payments on the Executive’s behalf, and (iii) he will execute such authorizations as may be required by State law, if any, to permit and effectuate such deductions.
25.Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute one and the same Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

F.N.B. CORPORATION:
By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.,
Chairman, President and Chief Executive Officer

EXECUTIVE:
/s/ Gary L. Guerrieri
Gary L. Guerrieri